Greenlane Announces Board’s Approval of Reverse Stock Split Ratio

BOCA RATON, FL / June 2, 2023 – Greenlane Holdings, Inc. (Nasdaq: GNLN) (“Greenlane”), one of the largest global sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today announced that it will effect a one-for-10 reverse stock split (“reverse split”) of its Class A common stock, par value $0.01 per share (“Class A common stock”), that will become effective on June 5, 2023 at 5:01 PM Eastern Time, after the close of trading on The Nasdaq Global Market (“Nasdaq”). Greenlane has requested that Greenlane’s Class A common stock begin trading on June 6, 2023, on a post-reverse split basis on the Nasdaq under the existing symbol “GNLN.”
The reverse split is primarily intended to bring Greenlane into compliance with the minimum bid price requirement for maintaining its listing on the Nasdaq. The new CUSIP number for the Class A common stock following the reverse split will be 395330301.
At Greenlane’s annual meeting of stockholders on June 2, 2023 (the “Annual Meeting”), Greenlane’s stockholders approved the proposal to authorize Greenlane’s board of directors (the “Board”), in its sole and absolute discretion, to file a certificate of amendment (the “Amendment”) to Greenlane’s amended and restated certificate of incorporation to effect the reverse split at a ratio to be determined by the Board, ranging from one-for-five to one-for-15. On June 2, 2023, the Board approved the reverse split at a ratio of one-for-10 and the Amendment was filed with the Secretary of State of the State of Delaware, which will become effective on June 5, 2023 at 5:01 PM Eastern Time, after the close of trading on the Nasdaq.
The reverse split will affect all issued and outstanding shares of Class A common Stock. All outstanding options, restricted stock awards, warrants and other securities entitling their holders to purchase or otherwise receive shares of Class A common stock will be adjusted as a result of the reverse split, as required by the terms of each security. The number of shares available to be awarded under Greenlane’s Third Amended and Restated 2019 Equity Incentive Plan, which was approved by stockholders at the Annual Meeting, will also be appropriately adjusted. Following the reverse split, the par value of the Class A common stock will remain unchanged at $0.01 per share. The reverse split will not change the authorized number of shares of Class A common stock or preferred stock. No fractional shares will be issued in connection with the reverse split, and stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment equal to such fraction multiplied by the average of the closing sales prices of the Class A common stock (as adjusted to give effect to the reverse split) on the Nasdaq for the five consecutive trading days immediately preceding the effective date. The reverse split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in Greenlane’s equity (other than as a result of the payment of cash in lieu of fractional shares).
The reverse split will reduce the number of shares of Class A common stock issued and outstanding from approximately 16.0 million to approximately 1.6 million.
About Greenlane Holdings, Inc.
Founded in 2005, Greenlane is a premier global platform for the development and distribution of premium smoking accessories, vape devices, and lifestyle products to thousands of producers, processors, specialty retailers, smoke shops, convenience stores, and retail consumers. We operate as a powerful family of brands, third-party brand accelerator, and an omnichannel distribution platform.

We proudly offer our own diverse brand portfolio including DaVinci Vaporizers, Higher Standards, Groove, and Eyce, and our exclusively licensed Marley Natural and K.Haring branded products. We also offer a carefully curated set of third-party products such as Storz & Bickel (Canopy-owned), Pax, VIBES, and CCELL through our direct sales channels and our proprietary, owned and operated e-commerce platforms which include Vapor.com, Vaposhop.com, DaVinciVaporizer.com, PuffItUp.com, EyceMolds.com, HigherStandards.com, and MarleyNaturalShop.com.

For additional information, please visit: https://investor.gnln.com.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, among others, statements relating to: the current and future performance of the Company's business, the Company’s ability to satisfy the various rules and requirements imposed by The Nasdaq Stock Market, unforeseen technical issues that could result in Greenlane’s Class A common stock not trading on the Nasdaq on a post-reverse stock split basis on June 6, 2023 as expected and the Company's financial outlook and expectations. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading "Risk Factors" included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2022, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, and the Company's other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Investor Contact
ir@greenlane.com

SOURCE: Greenlane Holdings, Inc.